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                     December 13, 2021

       David Lazar
       Chief Executive Officer
       Adorbs Inc.
       234 E. Beech St.
       Long Beach, New York 11561

                                                        Re: Adorbs Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 10,
2021
                                                            File No. 000-56213

       Dear Mr. Lazar:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing